Exhibit 4.16

Please note that these documents are English translations of the original Chinese versions prepared only for your convenience. In the case of any discrepancy between the translation and the Chinese original, the latter shall prevail.

July 2023 edition

Working Capital Loan Contract

No.20235034, Jinshan Tributary, Xingyinsha

Lender: Industrial Bank Co., LTD. Xiamen Branch

Xingye Building, 78 Hubin North Road, Xiamen, China

Legal representative/Responsible person: Chen Wei

Borrower: Xiamen Pupu Culture Co., LTD. 2024/03125

Address: Unit 836, 5 Mu Cuo Road, Huli District, Xiamen City

Legal representative/Person in charge: Huang Zhuoqin

Place of signing the contract: Siming District, Xiamen City

Important tips for signing the contract

In order to protect your rights and interests, please read, check and confirm the following matters carefully before signing this contract:

1. You and your company have the right to sign this Contract. If the consent of others is required according to law, you and your company have obtained full authorization; If the processing of others’ personal information is involved, you and your company have obtained the written documents of others’ consent to the processing of their personal information by Industrial Bank;

2. You and your company have carefully read and fully understood the terms and conditions of the contract, and have paid special attention to the contents of responsibility, exemption or reduction of the liability of Industrial Bank and the processing of personal information that are of great interest to you and your company, as well as the contents of the part in black font;

3. You and your company have fully understood the meaning of the contract terms and corresponding legal consequences, and are willing to accept these terms and conditions;

4. You and your company have paid special attention to the provisions that you and your company shall use the credit funds for the purposes agreed in the contract, shall not misappropriate the credit funds (including but not limited to the purchase or investment of the credit funds in real estate, etc.), and shall issue a letter of commitment for the use of funds to Industrial Bank, and you and your company have fully known and understood the provisions. For the misappropriation of credit funds, Industrial Bank will take measures such as receiving loans in advance, stopping the loans/financing not issued under this contract, stopping the payments of loans/financing not paid under this contract, reducing or stopping the credit extension, and investigate the consequences of your and your company’s legal liability;

5. By signing this contract, you and the relevant individuals agree and authorize Industrial Bank to process your personal information and the personal information of the relevant individuals and keep it in accordance with the period specified by Industrial Bank; You and relevant individuals have been aware of the right to know, to decide, to withdraw consent, to restrict or refuse the right of third party processing of personal information, and Industrial Bank has provided informed, decision and other services for personal information processing through a variety of means (including but not limited to on-site notification); If you and the relevant individuals wish to withdraw, limit or refuse the authorization of Industrial Bank to process personal information, you may do so in accordance with this contract or the management procedures of Industrial Bank.

Vi. The Contract text provided by Industrial Bank is only a model text. There are blank lines after the relevant terms of the contract, and “Supplementary terms” are added at the end of the contract for each party to modify, add or delete the contract.

7. If you or your company have any questions about this contract, or if you or your company find violations of the contract and the business charges under the contract, please call Industrial Bank in time or directly complain or consult with the business branch of Industrial Bank, contact number :95561

Upon the application of the borrower, the lender shall review and agree to grant the borrower the working capital loan. In order to clarify the rights and obligations of both parties and abide by their good faith, the parties enter into this contract on an equal footing in accordance with the relevant laws and regulations of the People’s Republic of China.

The lender and the Borrower confirm that the loan under this contract falls under the following conditions (ii):

(1) This Contract is a sub-contract of the Line of Credit Contract (that is, the general Contract) signed by the Lender and the Borrower, and the loan amount is included in the line of credit under the Line of Credit Contract. Among them, the foreign currency loan amount shall be converted into RMB and included in the credit line according to the central price announced by the Lender on the date of signing this Contract.

(II) This Contract is an independent legal document entered into by the Lender and the Borrower.

Article 1 Definition and interpretation

Unless otherwise agreed by the parties in writing, the following terms shall be defined and interpreted as follows:-

1. “Working capital loan” means the local and foreign currency loan issued by the borrower to the lender for the daily production and operation turnover of the borrower.

2. “Creditor’s right” or “main creditor’s right” refers to the creditor’s right formed by the borrower (debtor) applying to the lender (creditor) and the lender providing the borrower with financing in accordance with this Contract after examination and approval (including principal, interest, penalty interest, compound interest, liquidated damages, the creditor’s expenses for realizing the creditor’s right, etc.). The creditor’s right owned by the Lender against the Borrower under this Contract corresponds to the borrower’s debt to the Lender under this Contract.

“Expenses incurred by the creditor to realize the creditor’s rights” shall mean litigation (secondary) fees, attorneys’ fees, travel expenses, enforcement expenses, security expenses and other expenses incurred by the Lender in realizing the creditor’s rights by means of litigation, arbitration, applying to a notary agency for issuance of enforcement certificates, etc.

3. The following terms in Article 5 of this Contract shall be defined and interpreted as follows:

“Fixed interest rate” means the interest rate that remains unchanged during the term of the loan. In case of installment loan, it means that the interest rate remains unchanged from the actual date of issuance of each loan to the maturity date of the loan under this Contract.

“Floating interest rate” means the interest rate that changes during the term of the loan according to the period and amplitude agreed by the borrower and the borrower. “Floating rate” means the frequency of change in the borrowing rate agreed upon by the borrower and the borrower. In one floating cycle, the loan interest rate shall be calculated and determined by the pricing benchmark interest rate according to the pricing method agreed in the contract, and the loan interest rate shall remain unchanged during the floating cycle; At the expiration of one floating cycle and entering the next floating cycle, the borrowing interest rate shall be calculated and determined by the pricing benchmark interest rate of the new floating cycle in accordance with the pricing method agreed in the contract, and the borrowing interest rate shall remain unchanged within the floating cycle.

“Pricing benchmark interest rate” means the interest rate standard used to determine the interest rate of the loan under this contract, including but not limited to the quoted interest rate published by China or relevant countries, regions and markets. Such as LPR, SHIBOR, SOFR, SOFR term interest rate, €STR, SONIA, TSRR, TONA, SARON, HIBOR, SIBOR, Central bank RMB deposit benchmark interest rate, etc.

“LPR” means the loan market quotation rate calculated and published by the National Interbank Lending Center authorized by the People’s Bank of China. In accordance with banking practices, both parties agree that the pricing benchmark interest rate rule under this Contract shall be defined as T-1 day LPR, where “T” refers to the date on which the loan interest rate is determined and “T-1” refers to the working day before that date.

“SHIBOR” refers to the Shanghai Interbank Offered Rate published by the National Interbank Lending Center and applicable on that day.

“SOFR” refers to the secured overnight financing rate in US dollars. In accordance with banking practice, the Parties agree that the pricing base rate rule under this Contract shall be T-5 day SOFR, where “T” shall be the date on which the borrowing rate is fixed and “T-5” shall be the five business days preceding that date.

“SOFR Term Rate” means the Chicago Mercantile Exchange Prospective Mortgage Financing Rate, which is denominated in U.S. dollars. In accordance with the practice of the banking industry, the Parties agree that the pricing base rate rule under this Contract shall be the T-2-day SOFR term rate, where “T” refers to the date on which the borrowing rate is fixed and “T-2” refers to the two business days preceding that date.

“€STR” shall mean the short-term interest rate in Euro in Euro currency. In accordance with banking practice, the Parties agree that the pricing base rate rule under this Contract shall be T-5 days €STR, where “T” shall be the date on which the borrowing rate is fixed and “T-5” shall be the five business days preceding that date.

“SONIA” shall mean the Sterling Overnight Average in Sterling. In accordance with banking practice, the parties agree that the pricing base rate rule under this Contract shall be T-5 day SONIA, where “T” shall be the date on which the borrowing rate is fixed and “T-5” shall be the five business days preceding that date.

“TSRR” shall mean the term rate of the Sterling Overnight Average Index in Sterling. In accordance with banking practices, the Parties agree that the benchmark pricing rate rule under this Contract shall be the T-2 day TSRR term rate, where “T” refers to the date on which the borrowing rate is fixed and “T-2” refers to the two business days preceding that date.

“TONA” refers to the Tokyo overnight average interest rate in Japanese Yen. In accordance with banking practices, the Parties agree that the pricing base rate rule under this Contract shall be the T-5-day TONA, where “T” refers to the date on which the borrowing rate is fixed and “T-5” refers to the five business days preceding that date.

“SARON” refers to the average Swiss overnight interest rate in the currency of Swiss Francs. In accordance with banking practice, the parties have mutually agreed that the pricing base rate rule under this Contract shall be the T-5 day SARON, where “T” shall be the date on which the borrowing rate is fixed and “T-5” shall be the five business days preceding that date.

“HIBOR” refers to the interbank lending rate of Hong Kong Dollar in the Hong Kong financial market. In accordance with banking practices, both parties agree that the pricing benchmark rate rule under this contract shall be set as T-2-day HIBOR, where “T” refers to the date on which the borrowing rate is set, and “T-2” refers to the two working days before that date.

“SIBOR” shall mean the Singapore Interbank Offered Rate in Singapore Dollar only. In accordance with banking practice, the parties agree that the pricing base rate rules under this Contract shall be the T-2-day SIBOR, where “T” shall be the date on which the borrowing rate is fixed and “T-2” shall be the two business days preceding that date.

“Central Bank RMB Benchmark Deposit Rate” means the RMB benchmark deposit rate published by the People’s Bank of China and applicable on that date.

Among them, “LPR” “SHIBOR” “SOFR” “SOFR” as determined by the pricing base rate rules applicable under this Contract The currency and specific value of term interest rate, “€STR”, “SONIA”, “TSRR”, “TONA”, “SARON”, “HIBOR”, “SIBOR” and “Central Bank RMB Deposit Benchmark Rate” shall be subject to the query result of Industrial Bank’s core system. The date of determining the loan interest rate may be the date of actual issuance of the loan, the date of signing the contract or the date of repricing.

“Loan Interest rate” means the Contract execution interest rate formed by adding or subtracting points on the basis of the pricing benchmark interest rate on the contract loan interest rate fixing date as agreed by the parties through consultation and in accordance with the Contract loan interest rate pricing formula.

Iv. “Major transaction” as set forth in Article 13 hereof shall mean (including but not limited to) any certain or potential transaction that will seriously affect the basic structure of the Borrower’s company, change of shareholders of the Company, cash flow of contingent liabilities, profitability, core trade secrets of the Company, core competitiveness of the Company, important assets of the Company, major claims and debts of the Company, ability to repay debts and performance of the Agreement Transactions of the same capacity, or other transactions considered by the lender and/or the Borrower to constitute significant transactions.

5. The term “material event” as set out in Article 13 hereof refers to (including but not limited to) any confirmed or potential event that will seriously affect the ability of the Borrower’s senior management to perform their duties, the employment and termination of employees engaged in the Company’s core business, the Company’s core trade secrets, the Company’s core competitiveness, the Company’s basic structure, the change of shareholders, the Company’s contingent liabilities and the Company’s deposits Continuation, the legality of the Company’s business, the Company’s stability, the Company’s development, the Company’s profitability, the Company’s ability to repay its debts, the Company’s ability to perform this Contract, and other events deemed by the lender and/or the Borrower to constitute material events.

Vi. “Working days” in this Contract refers to working days other than legal holidays and weekends in China (excluding Hong Kong, Macao and Taiwan). “Business Day” in this Contract refers to the business day of the Lender’s bank. If a withdrawal or repayment day falls on a non-business day during the performance of this Contract, it shall be postponed to the next business day.

Article 2 Loan Amount

The Lender agrees to grant the Borrower the loan (in currency) of RMB eight million yuan only

Article 3 Purpose of the loan

The loan is used for payment of goods, etc. Without written consent of the lender, the borrower may not use the loan for other purposes.

Article 4 Term of the Loan

1. The term of the loan shall be one hundred and two months from December 27, 2023 to December 26, 2024.

2. In case of a one-off loan, the actual date of issuance shall prevail. If the actual date of issuance is later than the date of issuance of the loan mentioned in the preceding paragraph, the maturity date of the loan shall be extended accordingly.

III、The segmented use plan of the loan is as follows:

(None)

The Borrower shall apply to the Lender for withdrawal procedures three working days prior to the date of each installment of withdrawal or at any other time required by the lender in writing. If the borrower fails to withdraw the loan according to the time limit and amount agreed above, the lender shall have the right to require the borrower to pay liquidated damages equal to 10,000 of the amount of the loan that should be withdrawn during the current period. If the borrower belongs to a small or micro enterprise conforming to the provisions of the State system and policies, it shall not be charged the liquidated damages in this paragraph.

IV、The lender shall pay the loan funds in accordance with Article 7 of this Contract, provided that the preconditions for withdrawal stipulated in Article 6 of this Contract are met.

V、The Lender shall have the right to make appropriate adjustments to the segmented use plan of the loan according to whether the loan meets the provisions of relevant laws, regulations and policies, the prerequisites for the withdrawal of the loan agreed herein, the payment conditions of the loan fund, the time of signing and handling of the guarantee contract corresponding to this Contract and other factors deemed necessary by the Lender.

VI、Where the loan is used in batches, the actual release date recorded in the loan notes and loan vouchers shall prevail for each loan date, and the same maturity date shall be applied, that is, the maturity dates of the loans issued for each loan period shall be the same as determined by the loan notes or loan vouchers of the first loan.

VII、If the lender receives the loan in advance according to the circumstances stipulated in this contract, the maturity date of the loan shall be deemed to be accordingly advanced.

Article 5 The interest rate and interest on the loan shall be calculated and collected

1. Loan interest rate (refers to the annualized interest rate calculated by the simple interest method, the same below)

(1) The benchmark pricing interest rate shall be governed by one of the following provisions

(1) LPR for one year

(II) SHIBOR term grade

(3) SOFR

(4) SOFR term interest rate term grade

(v) €STR.

(Lu) SONIA.

(Seven) TSRR Term Grade

(Eight) TONA.

(nine) SARON.

(10) HIBOR term grade.

(1)SIBOR term class.

(ii) Term grade of the PBOC benchmark interest rate for RMB deposits.

Among them, LPR should be chosen as the pricing benchmark interest rate for RMB fixed interest rate loans. The pricing base rate shall be used in accordance with the currency range defined by the pricing base rate in Article 1 “Definition and Interpretation”.

(2) Pricing formula of borrowing interest rate: Borrowing interest rate = pricing benchmark interest rate +1.15%.

(3) The interest rate of the loan shall be subject to the following clause A:

(1) Fixed interest rate. (None)

A. The loan interest rate shall be determined according to the benchmark interest rate and the pricing formula on the actual issuance date. The interest rate shall remain unchanged between the actual issuance date of each loan and the maturity date of the loan under this Contract.

B. According to the pricing benchmark interest rate and the pricing formula on the signing date of the contract, the fixed interest rate of the loan is the annualized interest rate. If the pricing benchmark interest rate is adjusted on the actual release date, the addition or subtraction points in the pricing formula will be adjusted accordingly, and the above-mentioned annualized interest rate agreed herein will remain unchanged. (None)

(ii) Floating interest rate. The loan interest rate shall be determined according to the benchmark interest rate and the pricing formula on the actual issuance date and re-pricing date, and the interest shall be calculated in stages. The repricing date shall be executed in the following manner: (none)

A. The floating period is (month/quarter/half year/year). The corresponding day of each full period from the actual issuance date of the loan shall be the contract repricing date. If there is no corresponding day in the current month, the corresponding day shall be the last day of the month.

B. If SOFR, ESTR, SONIA, TONA and SARON are used as the benchmark interest rate, each interest bearing date within the interest period (that is, each natural day during the loan period) shall be the contract re-pricing date.

(3) Other interest rate methods: (none)

(4) The benchmark interest rate for the loan used under this Contract shall be determined on the actual issuance date (or re-pricing date, if any) of each loan. During the term of the loan, unless otherwise stipulated in the contract, the borrower shall not be notified of any adjustment of the loan interest rate in accordance with the contract.

(5) For the loans issued under this contract, if China or the relevant country/region cancels the pricing benchmark interest rate under this contract, or the market no longer announces the pricing benchmark interest rate, or the regulatory authorities require, the lender has the right to act in accordance with the interest rate policies of China or the relevant country/region in the same period, in accordance with the principle of fairness and good faith, and with reference to industry practices, interest rate conditions and other factors. The Lender shall notify the Borrower after re-determining the loan interest rate. If the borrower disagrees, it should consult with the lender. If no agreement can be reached through consultation within five working days from the date the lender sends the notice, the lender shall have the right to receive the loan in advance and the borrower shall immediately repay the remaining principal and interest of the loan. If the loan is made at that time

If the borrower is required by the person or by the state or regulatory policies to sign a supplementary agreement on relevant matters, the Borrower shall cooperate.

2. Repayment method of loan interest

(1) Calculation of interest on loans. Interest on the principal of the domestic and foreign currency loan shall be calculated from the date when the Lender transfers it to the Borrower’s account in accordance with this Contract. Daily accrued interest on the loan = balance of the loan on that date x daily interest rate. The conversion of daily interest rate and annual interest rate shall be carried out in accordance with the regulations of the People’s Bank of China and international practices.

(2) The repayment method of the loan interest shall be governed by one of the following provisions:

(1) The 21st day of each month as agreed in the loan Contract is the interest payment Date, the Borrower shall pay the current loan interest to the lender on the interest payment Date, and settle the remaining principal and interest on the maturity of the loan.

(II) The corresponding day of each maturity /(month/quarter/half year/year) from the actual date of issuance of the loan (if there is no corresponding day in the current month, the corresponding day shall be the last day of the month) is each interest payment date. The Borrower shall pay the current interest on the interest payment date to the lender and settle the remaining principal and interest on the maturity of the loan.

(3) The first interest payment date is _/ year/month/day, and the corresponding day of every full day of _/(month/quarter/half year/year) from the first interest payment date (the corresponding day of the month if there is no corresponding day is the last day of the month) is each interest payment date, the borrower shall pay the current loan interest to the lender on the interest payment date, and settle the remaining principal and interest at the maturity of the loan.

(4) Other repayment methods:

3. Penalty interest and compound interest

(1) If the Borrower fails to use the loan according to the purpose agreed herein, the lender shall have the right to charge penalty interest on the misappropriated loan from the date of misappropriation. The penalty interest rate shall be 50% above the interest rate of the loan; If the borrower fails to repay the loan on time and fails to reach an agreement with the lender on the extension of the loan term, that is, if the loan is overdue, the lender shall have the right to charge penalty interest on the overdue loan from the overdue date, and the penalty interest rate shall be 50% higher than the loan interest rate; For the interest not paid on time (including the interest before and after the maturity of the loan, the misappropriation penalty interest and the overdue penalty interest), the Lender shall have the right to charge compound interest at the overdue penalty interest rate of the loan as agreed in this contract. If the same loan is overdue and not used according to the purpose agreed in the contract, the penalty interest rate shall be the higher one.

(2) If the interest rate of the loan is fixed, the penalty interest rate is also fixed; If the borrowing interest rate adopts a floating interest rate, the penalty interest rate is also a floating interest rate, and its floating cycle is consistent with the floating cycle of the borrowing interest rate.

(3) Penalty interest and compound interest shall be calculated in accordance with the loan interest repayment method agreed in this contract.

Article 6 Prerequisites for withdrawal

1. The Borrower may apply to the Lender for the loan under this Contract only after meeting the following preconditions for withdrawal required by the Lender:

(1) The Borrower has served the Lender with the following documents, in which the circumstances set forth in the documents remain unchanged and remain in force, or the Borrower has given explanations and explanations on the changes satisfactory to the Lender:

1. Loan application form, the main contents of which include but are not limited to: name of loan project, amount, purpose, term, repayment plan and repayment source, etc. :

2. The borrower’s legal and valid business license, articles of association, loan card and password/credit code, the legal representative registered in the administrative department of industry and commerce and the members of the board of directors and the principal person in charge, the list of financial leaders and signature samples, the legal representative or its authorized representative’s valid identity documents, the legal representative or its authorized representative and the relevant natural person agree to the lender Written documents for collecting and processing the Borrower’s personal information and other company documents deemed necessary by the Lender;

3. Authentic, legal and valid resolutions of the board of directors or shareholders meeting convened by the Borrower in accordance with legal procedures and voted by a quorum of directors or shareholders, agreeing to apply for the loan under this Contract from the Lender, specifying the purpose of the loan and accepting various loan conditions required by the Lender, or other documents deemed necessary by the Lender;

4. Annual reports of the last three years (with audit reports and notes) approved by the Lender, financial statements of the most recent period and the same period of the previous year, and annual statements of the borrower since its establishment if it has been established for less than three years;

5. Information of affiliated enterprises;

6. To apply for temporary working capital loans, it is necessary to provide procurement contracts, order contracts, debt certificates and other relevant contracts, vouchers or materials;

7. To adopt the guarantee method of pledge/pledge, it is necessary to provide the certificate of ownership of the pledge/pledge and the appraisal value report, and the registration formalities for the pledge/pledge have been properly handled in accordance with the requirements of relevant laws and regulations, and the original documents of the ownership certificate and registration certificate have been handed over to the lender for collection in accordance with the requirements of the lender; To adopt a third party guarantee, it is necessary to provide relevant guarantee materials in accordance with the requirements of item 2 to 4 above, and the guarantee contract has taken effect; The above warranties shall remain in effect;

8. If the lender requires insurance on the collateral/pledge, the insurance formalities with the lender as the first beneficiary have been completed and the original insurance policy has been handed over to the lender for collection; And the insurance policy continues to be valid; If the borrower provides a pledge, the borrower hereby transfers to the lender the right to claim the insurance benefit enjoyed as a result of the occurrence of the insurance event;

9. Enterprises in special industries shall provide production and operation licenses or enterprise qualification grade certificates issued by authorized departments for special industries;

10. If any party to this Contract requires notarization and other procedures, the relevant notarization procedures have been completed;

11. The Borrower has opened an account with the Lender in accordance with the Lender’s requirements and voluntarily accepts the lender’s supervision over credit and payment and settlement:

12. When applying for a loan for a foreign exchange project, the borrower shall provide a valid certificate of the purpose of the foreign exchange loan and an approval document from the relevant authorities, and comply with the relevant foreign exchange control policies;

13. VAT, business tax and income tax returns required by the lender;

14. The Borrower has issued a commitment letter for the use of credit funds as required by the Lender;

15. The Borrower and the relevant natural person have issued written documents agreeing to the processing of their personal information by the Lender in accordance with the requirements of the Lender;

16. Other documents, statements, vouchers and other materials required by the Lender.

(2) The borrower is established in accordance with the law, its production and business operations are lawful and compliant, it has the ability to continue operating and has legal sources of repayment;

(3) the purpose of the loan is clear and lawful;

(4) The statements and commitments made by the Borrower in Article 11 of this Contract shall remain true and effective; No event of default or potential event of default has occurred on or before the loan application date;

(5) the borrower has completed the IOU or loan certificate related to the loan. The IOU or loan voucher is an integral part of this contract and has the same legal effect as this Contract. In case the amount, term and interest rate of the loan under this Contract are inconsistent with those recorded in the IOU or loan voucher, the record in the IOU or loan voucher shall prevail.

(6) The borrower has good credit standing and no major bad record; If the borrower is a new applicant, its controlling shareholder shall have good credit standing (the borrower shall provide a written document of the controlling shareholder of a natural person agreeing with the lender to collect and process its personal information), and no major bad record;

(7) other preconditions for withdrawal as required by the lender.

2. The Lender’s performance of its obligations under this Contract shall be subject to the satisfaction of the preconditions for withdrawal stipulated in this Article. The Lender may, at its sole discretion, reduce or waive some of the conditions precedent to withdrawal, and neither the Borrower nor the guarantor shall use such conditions as a defense against the Lender.

3. The Lender has the right to appropriately adjust the loan issuance according to such factors as whether the financing project meets the provisions of relevant laws, regulations and policies and the pre-conditions for the withdrawal required by the Lender, the time of signing the guarantee contract corresponding to this Contract and the handling of guarantee procedures.

Iv. The Borrower hereby agrees that after the signing of this Contract, if any withdrawal of the Borrower has not met the pre-conditions for withdrawal of the loan or the conditions for payment of the loan funds as agreed herein, the Lender shall have the right to stop the loan, stop the payment of the loan funds or terminate the Loan Contract, and the Borrower shall bear the liabilities or losses arising therefrom. The Lender shall notify the Borrower of the termination hereof and the Borrower shall object to the termination within a period of five working days, starting from the date on which the notice of termination is delivered to the Borrower in the manner agreed herein. If the Borrower does not raise any objection, the Contract shall be automatically terminated upon expiration of the objection period. If the Borrower has an objection but no agreement can be reached between the parties within five working days after the expiration of the objection period, the lender shall have the right to accept the loan in advance as agreed herein.

5. If upon review by the Lender, the Borrower meets the prerequisites for withdrawal as agreed herein, the Lender shall pay the loan funds as agreed in Article 7 hereof.

Article 7 Account monitoring and payment of loan funds

1. Account monitoring

In accordance with the requirements of relevant national laws, regulations and regulatory systems, the borrower undertakes to meet the pre-conditions for withdrawal agreed in the contract before applying for the loan, and accept the lender’s supervision on the use of the loan funds according to the agreed purpose. The lender shall have the right to supervise and control the basic deposit account, general deposit account and special deposit account opened by the borrower, and supervise and control the issuance, payment and repayment of the borrowed funds in accordance with the contract.

The borrower shall designate the following accounts as special fund withdrawal accounts and shall promptly provide information on the flow of funds in and out of such accounts:

Account name: Xiamen Pupu Culture Co., LTD

Account number :129680100100994122

Bank: Industrial Bank Co., LTD. Xiamen Branch

The lender may, in accordance with the borrower’s credit standing and financing situation, negotiate with the borrower to sign a separate account management agreement to clearly stipulate the management of the inflow and outflow of funds from the designated account. The lender shall have the right to withdraw the loan in advance according to the borrower’s withdrawal of funds.

2. Payment of the borrowed funds

(1) The lender shall have the right to manage and control the payment of the loan funds by means of payment entrusted by the lender or independent payment by the borrower.

1. “Entrusted payment” by the Lender means that the Borrower authorizes the Lender to pay the loan funds to the Borrower’s counterparty that meets the purpose agreed herein.

In the case of entrusted payment by the Lender, before the release of the loan funds, the borrower shall provide the relevant transaction information conforming to the purpose agreed herein, and after the lender’s examination and approval, the loan funds shall be paid to the Borrower’s counterparty through the Borrower’s account in time. Where the Lender is entrusted with the payment method, if the loan funds are returned after the loan funds are paid to the borrower’s counterparty due to the cancellation, rescission, invalidity or other reasons of the underlying transaction contract, the lender shall have the right to receive the loan funds returned in advance in accordance with Article 12 hereof. 2. “Independent payment” by the Borrower means that after the lender releases the loan funds to the Borrower’s account, the Borrower shall independently pay the loan funds to the Borrower’s counterparty meeting the purpose agreed herein. If the Borrower makes its own payment, the Borrower shall regularly report to the lender the status of the payment of the loan funds, and the lender shall have the right to check whether the payment of the loan is in conformity with the agreed purpose by means of account analysis, voucher inspection and on-site investigation.

(II) Entrusted payment payment of the loan funds under any of the following circumstances shall be made by the lender as entrusted payment:

1. If the borrower and the lender newly establish a credit business relationship and the borrower’s internal rating with the lender is at or below level B3, “newly established credit business relationship” means that the lender and the borrower first establish a credit business relationship or no credit business relationship occurs within 2 years;

2. Working capital loans used for replacement;

3. A single payment to a certain transaction object of the borrower exceeding one thousand yuan (for foreign currency loans, the central price published by the lender on the date of payment shall be converted);

4. Other:

(3) In the course of issuance and payment of the loan, the borrower shall supplement the terms of issuance and payment of the loan as required by the Lender under any of the following circumstances. The Lender shall have the right to adopt more stringent terms of issuance and payment of the loan, and shall have the right to stop the issuance and payment of the loan funds, and take corresponding measures in accordance with Article 14, paragraph 2 of this Contract:

1. Decline in credit status;

The profitability of the main business is not strong;

3. Abnormal use of borrowed funds;

4. Circumstances considered by other lenders.

Article 8 Repayment of the principal and interest of the loan

1. The principal of the loan hereunder shall be repaid in the following ways:

(1) The loan and rescue principal shall be repaid in installments, with the amount and date of repayment as follows:

If the lender adjusts the segmented use plan of the loan, the date and amount of installment repayment of the loan agreed in this article remain unchanged, and the borrower shall repay the principal of the loan in time.

(II) Repay the principal of the loan in one lump sum on the maturity date.

(3) Other ways of repaying the principal of the loan:

2. The Borrower shall repay the loan principal and interest hereunder to the Lender in full and on time on the repayment date and interest payment date agreed herein.

3. If the repayment date falls on a non-lender’s business day, the repayment shall be deferred to the next Lender’s business day, and the non-lender’s business day shall be included in the actual days occupied by the loan. When the Borrower repays the principal of the last installment of the loan, the interest payable shall clear with the principal and shall not be bound by the interest payment date as agreed in Article 5 of this Contract.

4. If the Borrower fails to repay the loan under the Loan contract on time and needs to extend the repayment period, it shall submit a written application for extending the loan period to the lender three working days before the maturity date of the loan. Upon the lender’s examination and approval, the parties shall sign a Loan Extension Contract separately as a supplementary contract to this Contract.

5. Repayment in advance

The Borrower shall repay the loan principal and interest on the date agreed herein.

If the Borrower wishes to repay the principal and interest of the loan in part or in whole in advance, it shall notify the lender in writing one working day in advance and obtain the lender’s written consent. With the written consent of the lender, the Borrower shall, after repaying part of the principal and interest of the loan in advance, negotiate with the lender to determine the number of subsequent repayment periods, the timing of repayment and the amount of repayment. The interest on the loan principal repaid in advance shall be calculated according to the actual term of use and the loan interest rate agreed in this contract. The lender shall not adjust the interest on the loan that has been accrued before the repayment in advance.

Where the borrower requests repayment in advance, the lender shall have the right to require the borrower to pay liquidated damages in a certain proportion of the amount of repayment in advance. If the borrower belongs to a small or micro enterprise conforming to the provisions of the State system, policies and other provisions, it shall not be charged the liquidated damages under this paragraph. (None)

VI、If the Borrower fails to perform its obligations under this Contract, the Borrower hereby authorizes the Lender, in an inalienable manner, to deduct the proceeds directly from any account opened by the Borrower with the Lender and all branches and subsidiaries of Industrial Bank without judicial proceedings, Including but not limited to the principal and interest of the loan (including principal, interest, penalty interest and compound interest), liquidated damages, damages and expenses incurred by the Lender for fulfilling the creditor’s rights. The Borrower agrees that the lender has the right to decide the specific order of payment. If the currency of the money in the account is inconsistent with the currency of the loan, the Lender has the right to convert the money into the currency of the loan according to the middle price published by the Lender on the date of payment. If any account stipulated in this paragraph involves financial management products or structured deposits, etc., The Borrower hereby irrevocably authorizes the Lender to directly initiate an application for redemption of the relevant products to take other necessary measures to ensure that the Lender can smoothly deduct the said amount and the Borrower shall provide all necessary cooperation.

第IX条 Guaranty

1. The guarantee contract hereunder includes but is not limited to the following contracts

(1) Maximum Amount Guarantee Contract No. 20235010 Jinshan Payment Guarantee of Xingyinxia is guaranteed by the surety of Huang Zhuoqin and Wei Lia.

2. In addition to the aforesaid signed guarantee contract, in the event of exchange rate fluctuations or any other event that the Lender considers may affect the Borrower or the guarantor’s ability to perform the Agreement, the Lender shall have the right to require the Borrower to supplement the deposit or provide new guarantee and sign the relevant guarantee contract, and the Borrower shall cooperate as required by the Lender.

3. The Lender shall have the right to suspend performance of the loan and other obligations under this Contract until the guarantee contract is concluded and the guarantee procedures are completed.

Article 10 Rights and obligations of both parties

1. Rights and Obligations of the Lender

(1) Rights of the Lender:

1. The right to ask the borrower to provide true information, including personal information;

2. the right to require the borrower to repay the principal and interest of the loan on schedule;

3. the right to require the borrower to provide various materials related to the loan;

4. the right to know the borrower’s production, operation and financial situation;

5. Have the right to supervise the Borrower’s use of the Loan in accordance with the purposes agreed herein;

6. Have the right to supervise the use of the loan and make requests;

7. Where the borrower bears multiple debts of the same type to the lender, and the payment by the borrower is insufficient or likely to be insufficient to repay all the debts, the lender shall determine the specific order of repayment or collection at the time of repayment;

8. The Borrower shall have the right to deduct the principal and interest of the loan (including principal, interest, penalty interest and compound interest) from any account opened by the Borrower at the Lender and all branches and subsidiaries of Industrial Bank directly without going through judicial procedures, liquidated damages, damages and expenses incurred by the lender for fulfilling the creditor’s rights, etc. The Borrower agrees that the Lender has the right to decide the specific order of collection, If the currency of the money in the account is inconsistent with the currency of the loan, the Lender shall have the right to convert the money into the currency of the loan according to the middle price published by the lender on the day of the debit and debit; If any of the accounts stipulated in this paragraph involve products such as financial management products or structured deposits, the Borrower hereby irrevocably authorizes the Lender to directly initiate an application for redemption of the relevant products on behalf of the Lender or take other necessary measures to ensure that the Lender can smoothly deduct the above-mentioned funds;

9. The Lender shall have the right to transfer all claims and security interests hereunder to a third party at any time without the consent of the Borrower. Where the Lender transfers the loans and security interests hereunder, the Borrower shall still assume all obligations hereunder;

10. If the Borrower fails to repay the principal and interest of the loan in accordance with the contract, fails to implement the repayment of the principal and interest, or breaches any obligation under the Contract, the Lender shall have the right to provide information on the Borrower’s breach of trust to the People’s Bank of China and its Construction

6. Without the written consent of the Lender, the debts hereunder shall not be transferred, in whole or in part, to any third party;

7. Not reduce the registered capital in any way; Shall not extend the subscription period for registered capital without the written consent of the lender;

8. The Borrower shall notify the Lender in writing at least 30 working days in advance and obtain the written consent of the Lender before any major event such as merger, division, transfer of capital rights, foreign investment or substantial increase in debt financing, and shall actively implement the safeguard measures to repay the principal and interest of the loan on time and in full as required by the Lender. The above major matters include but are not limited to:

(1) Applying for loans or liabilities from a third party such as a bank, or providing loans to a third party, or providing guarantees for the debts of a third party to substantially increase debt financing, which affects or may affect the repayment of the principal and interest of the loan;

(2) major property rights changes and business mode adjustments (including but not limited to signing joint ventures and cooperation contracts with foreign investors and Hong Kong, Macao and Taiwan enterprises; Cancellation, closure, suspension of production or transfer of production; Division, merger, merger or being merged; Reorganization, formation or reconstruction into a joint-stock company; Foreign investment; Taking fixed assets such as houses, machinery and equipment or intangible assets such as trademarks, patents, know-how and land use rights as shares or investing in joint stock companies or investment companies, and conducting property rights and management rights transactions by means of leasing, contracting, joint management and trusteeship);

(3) Change of equity to a certain percentage (none)

(including but not limited to equity transfer, custody, escrow, pledge, etc.).

9. The Borrower shall notify the Lender in writing within 7 working days from the date of occurrence or possible occurrence of the following circumstances, and actively implement the safeguard measures for repayment of the principal and interest of the loan on time and in full as required by the Lender:

(1) Major financial loss, asset loss or other financial crisis occurs;

(2) business suspension, revocation or cancellation of business license, application for or being applied for bankruptcy, dissolution, etc. :

(3) there is a major crisis in the operation or finance of its controlling shareholder and other affiliated companies, which affects its normal operation;

(4) The borrower’s legal representative, director or senior management personnel changes, affecting its normal operations;

(5) the equity of the guarantor is changed to a certain proportion (including but not limited to equity transfer, escrow, pledge, etc.); (not applicable)

(6) Major connected transactions occur between the borrower and its controlling shareholder or other affiliated companies, affecting its normal operations:

(7) any litigation, arbitration or criminal or administrative punishment that has significant adverse consequences on its operation or property status;

And (8) other major events that may affect its ability to repay its debts occur.

10. At the request of the Lender (which requires reasonable advance notice to the Borrower, unless such advance notice is not required due to the occurrence of an event of default or potential event of default or due to certain circumstances), a representative of the Lender is permitted to engage in the following activities during normal business hours:

(1) visit the place where the Borrower carries out its business activities;

(2) inspect the Borrower’s premises, facilities, plants and equipment;

(3) to inspect the Borrower’s book records and all other records;

And (4) inquire of any employee, agent, contractor or subcontractor of the Borrower who knows or may know the relevant information required by the Lender.

11. The Borrower undertakes to maintain its current assets and net assets, ratio of assets to liabilities, ratio of assets to liquidity and other financial conditions within the following ranges (none) required by the Lender during the loan period.

12. The Borrower must sign and submit to the Lender the receipt of the collection letter or collection document sent or delivered by the lender in any other way.

Article 11 Declarations and undertakings of the Borrower

The Borrower voluntarily makes the following declarations and commitments, and shall bear legal responsibility for the authenticity of their contents:

1. The Borrower is a legal entity established and effectively existing in accordance with the laws of the People’s Republic of China and has full capacity for civil conduct. The Borrower warrants to provide relevant certificates, permits, certificates and other documents as required by the lender.

2. The Borrower has sufficient ability to perform all its obligations and responsibilities under this Contract, and its repayment liability shall not be alleviated or exempted due to any instruction, change of financial status or any agreement signed with any unit.

3. The Borrower is fully authorized and legally entitled to enter into this Contract, and the Borrower has obtained and completed all its internal approvals and authorizations or other relevant procedures necessary for entering into and performing this Contract. And has obtained and completed all necessary approvals, registration, authorization, consent, license or other relevant procedures from any government department or other authority required to sign and perform this Contract, and all approvals, registration, consent, license, authorization and other relevant procedures required to sign this Contract remain fully legal and effective.

Iv. The signing of this Contract by the Borrower is in full compliance with the relevant articles of association, internal decisions and resolutions of the shareholders’ meeting and the board of directors of the Borrower, and promises that such internal decisions, resolutions of the shareholders’ meeting and the Board of directors are in full compliance with the provisions of national laws and regulations and the articles of association of the Company, and are not invalid, invalid or revoidable. This Contract is also not in conflict with or contrary to any of the articles of association, internal decisions of the Borrower, resolutions of the shareholders’ meeting, the board of directors and the policies of the Borrower.

5. The signing and performance of this Contract is based on the true intention of the Borrower. The loan financing shall comply with the requirements of laws and regulations, and the execution and performance of this Contract shall not violate any laws, regulations, regulations or contract provisions binding on the Borrower. This contract is legal, valid and enforceable. If this Contract is invalid due to the defects of the Borrower’s rights when signing and performing this Contract, the Borrower shall immediately and unconditionally compensate the lender for all losses.

Vi. All documents, financial statements and other materials provided by the Borrower to the Lender under this Contract are true, complete, accurate and valid, and all financial indicators required by the Lender shall be maintained continuously.

7. The Borrower agrees that the loan business hereunder shall be governed by the Lender’s regulations, practices and practices. The Lender has the right to call back the loan in advance according to the borrower’s withdrawal of funds.

8. Where the borrower bears multiple debts of the same type to the lender, and the borrower’s payment is insufficient or likely to be insufficient to repay all the debts, the lender shall determine the specific order of repayment or collection.

9. If the Borrower fails to perform its obligations as agreed herein, the Borrower hereby authorizes the Lender to deduct the principal and interest of the loan (including principal, interest, penalty interest and compound interest), liquidated damages, damages and the lender’s expenses for fulfilling the creditor’s rights from any account opened by the Borrower at the Lender and all branches and subsidiaries of Industrial Bank without going through judicial procedures. The Borrower agrees that the Lender has the right to decide the specific order of deduction. If the currency of the money in the account is inconsistent with the currency of the loan, the Lender shall have the right to convert the money into the currency of the loan according to the middle price announced by the Lender on the date of collection. If any account stipulated in this paragraph involves financial products or structured deposits, etc., the Borrower hereby irrevocably authorizes the Lender to directly initiate an application for redemption of the relevant products or take other necessary measures on behalf of the Lender. To ensure that the lender can smoothly deduct the above-mentioned funds, the Borrower shall provide all necessary cooperation.

10. If the Borrower submits any documents relating to a specific transaction to the Lender for review, whether before or after the execution of this Contract, and the Borrower warrants the authenticity of all documents, the Lender will only make a decision on the apparent authenticity of the transaction documents, and the Lender will not participate in or know the substance of the specific transaction engaged in by the Borrower.

Nor shall the Lender bear any responsibility for the substance of the transaction.

11. The Borrower confirms that, except for the circumstances already disclosed to the Lender in writing, the Borrower has not concealed any of the following events that have occurred or are about to occur which may cause the Lender to disapprove of the payment of the loan hereunder:

(1) obligations and contingent liabilities undertaken by the Borrower, including but not limited to any mortgages, pledges, liens and other obligations on the Borrower’s assets or earnings that are not disclosed to the Lender;

(2) major violations of discipline, law or claims involving the Borrower or the Borrower’s main managers;

And (3) the borrower breaches the contract between the borrower and any other creditor

(4) No lawsuit, arbitration or administrative penalty against the Borrower or its property has occurred or is outstanding or, to the Borrower’s knowledge, likely to occur, and no liquidation or liquidation or other similar proceedings have taken place against the Borrower, whether on its own initiative or by a third party:

(V) Any other circumstances which may affect the Borrower’s financial position and ability to repay its debts.

12. The Borrower undertakes to use the loan for the purposes set forth herein and not to misappropriate or use it for any other purpose contrary to the purposes set forth herein. The Borrower undertakes to accept and cooperate with the Lender at any time in the management of loan payment, post-loan management and relevant inspection, and cooperate with the Lender in the supervision, inspection and inventory of the Borrower’s use of the borrowed funds, the borrower’s production and operation, financial activities, material inventory, assets and liabilities, bank deposits, cash inventory, etc., or other requirements deemed necessary or appropriate by the Lender.

13. To provide sufficient, effective and acceptable guarantees approved by the Lender or other acceptable guarantees deemed appropriate by the Lender. If the guarantee hereunder involves real estate mortgage, the borrower shall timely fulfill the obligation of informing the lender when it becomes aware of the information that the mortgaged house will be demolished and relocated; If the mortgaged house is demolished, the lender shall have the right to require the borrower to pay off the debts in advance, or re-set the mortgage and sign a new mortgage agreement in the form of compensation for property rights swap. After the loss of the original mortgaged real estate and before the registration of the new mortgage is completed, the lender shall provide the guarantor with the guarantee conditions; For the real estate demolished and relocated that is compensated by way of compensation, the borrower shall be responsible for requiring the mortgagor to continue to provide guarantee for the main creditor’s right by opening a special deposit account or certificate of deposit.

14. The borrower shall not reduce its registered capital by any means. The Borrower shall not transfer the debts hereunder in whole or in part to any third party without the Lender’s prior written consent. Before the debts under this Contract are fully repaid, no debts between the Borrower and other creditors (except other branches of Industrial Bank) shall be repaid in advance without the written consent of the Lender.

15. Timely notify the lender of major adverse events affecting the borrower’s ability to repay the debt, and obtain the lender’s written consent before carrying out major events such as merger, division, equity transfer, foreign investment and substantial increase in debt financing.

16. If litigation or arbitration or other disputes arise between the Lender and the Borrower or any third party related to the Borrower due to the Lender’s performance of its obligations under this Contract, resulting in the Lender being forced to become involved in the dispute between the Borrower and any third party, the litigation or arbitration costs, attorney’s fees and other expenses incurred by the Lender shall be borne by the Borrower.

17. The Borrower shall conduct the settlement business under this Contract through the settlement account opened with the Lender.

18. The Borrower undertakes that the information publicized in the National Enterprise Credit Information Publicity System is true, complete, legal and effective, and undertakes to continue to agree with the Lender to inquire the information that the enterprise chooses to publicize and not publicize in the system. If the lender requires capital verification, the Borrower agrees to carry out capital verification in accordance with the lender’s requirements and provide a capital verification report issued by a professional institution.

Xix. The Borrower hereby declares and authorizes that the Lender has the right to conduct necessary investigations into the borrower’s credit status in accordance with national laws and regulations and relevant policies, including inquiring the borrower’s credit information into the financial credit information basic database established by the State, and may, in accordance with the People’s Bank of China’s requirements for the credit investigation work of construction enterprises and individuals, Submit the relevant credit information to the national financial credit information basic database, and herein allow the relevant information to be legally searched within the scope of authorization.

20. The Borrower hereby declares and authorizes that the Lender has the right to submit the information related to this Contract and other relevant information to the above-mentioned departments and institutions and their established or recognized information management systems as required by administrative/judicial/supervisory departments, banking regulators, banking associations and other relevant information, and hereby allows the relevant information to be legally searched.

21. In the event of the Borrower’s default under this Contract or the occurrence of circumstances that may jeopardize the Lender’s realization of its creditor’s rights, the Lender shall have the right to require the shareholder of the Borrower to accelerate the maturity of its obligation to make capital contribution, and the Borrower undertakes that its shareholder shall make capital contribution in time as required by the Lender. The Lender shall have the right to ask the Borrower and its shareholders not to pay dividends.

22. The Borrower undertakes that the transaction background of the loan business is true and legal, and that it is not used for money laundering or other illegal purposes.

23. If the Borrower hereby irrevocably undertakes that it breaches any of its obligations under this Contract, the Lender may forward the information of the Borrower’s breach of trust to the People’s Bank of China and the credit investigation institutions and credit investigation systems established or approved by the Lender. Or the banking association, banking supervision institution or other administrative/judicial/supervisory departments, as well as the information management system established or approved by the bank or the news media.

At the same time, the borrower shall not authorize the relevant banking association to share the borrower’s faithless information among banking financial institutions and even publicize it to the society through appropriate means.

The Borrower understands that the Lender has the right to take various measures in accordance with this Contract, and that the Lender has the right to take or the banking financial institutions such as the lender have the right to jointly take measures to reduce or stop the credit extension, stop opening new settlement accounts, stop the legal representative of the borrower/the Borrower’s new credit cards and other joint punishment and protection measures for breach of trust

24. Other matters declared and promised by the Borrower: (none)

Article 12 Loan acceptance in advance

1. During the term of the loan, if the borrower or the guarantor (including but not limited to the guarantor, mortgagor or pledgor, the same below) occurs one of the following circumstances, the lender has the right to unilaterally decide to stop paying the loan which has not been used by the borrower, and to withdraw part or all of the principal and interest of the loan in advance and repay the loan in installments. If the Lender collects the loan in advance in accordance with the provisions of this Contract, Other loans that are not yet due shall be deemed to be due in advance:

(1) Providing false materials or concealing important business and financial facts, any certificates and documents submitted to the lender and any of the statements and undertakings in Article 11 hereof are proved to be untrue, inaccurate, incomplete or intentionally misleading;

(2) Without written consent of the lender, changing the original purpose of the loan, misappropriating the loan or engaging in illegal or illegal transactions with the loan;

(3) using a false contract with a related party to discount or pledge the creditor’s rights such as bills receivable and accounts receivable without actual trade background to the lender, so as to extract the lender’s funds or credit;

(4) refusing to accept the lender’s supervision and inspection of its use of credit funds and related business and financial activities;

(5) Major events such as merger, division, acquisition, reorganization, transfer of wealth rights, foreign investment, substantial increase in debt financing, which the lender considers may affect the security of the loan;

(6) intentionally evading and annulling the creditor’s rights of the lender through connected transactions;

(7) deterioration of its credit standing and obvious weakening of its solvency (including contingent liabilities);

(8) Where the borrower or the Borrower’s affiliated enterprises and the guarantor or the guarantor’s affiliated enterprises are in cross default as set forth in Article 15 of this Contract:

(9) The Borrower fails to repay the principal and interest of the loan under this Contract on time;

(10) The Borrower ceases to repay its debts, or is unable or indicates that it is unable to repay its debts when they become due;

(11) The borrower ceases business operation, ceases business operation, is declared bankrupt, is dissolved, has its business licence revoked, is revoked or its financial condition deteriorates;

(12) The Borrower fails to perform the obligations set forth in Articles 10 and 13 hereof and other obligations set forth herein, or the guarantor fails to perform the obligations set forth in the guarantee contract;

(13) The value of the mortgaged or pledged property used for the guarantee has been or may be significantly reduced, or the rights pledged must be fulfilled before the maturity of the loan;

(14) The abnormal change, disappearance or investigation or restriction of personal freedom by judicial organs of legal representatives of the borrower or guarantor, major investors, directors, supervisors and senior managers, which has or may affect the performance of obligations hereunder;

(15) The Borrower/guarantor, the controlling shareholder of the Borrower/guarantor, the actual controller or its affiliates are involved in major litigation, arbitration or other disputes, or its major assets are seized, frozen, deducted, enforced or other measures with similar effect are taken, which may endanger or damage the rights and interests of the lender;

(16) Events otherwise agreed in this Contract, or in light of the Borrower’s withdrawal of funds, or other events that endanger, damage or may jeopardize or damage the Lender’s rights and interests.

2. In case of the above situation of early loan collection, the lender shall unilaterally decide whether to grant the borrower a certain grace period in light of the borrower’s production and operation, financial status and fund withdrawal. Where the lender grants the borrower a grace period, if within the grace period the borrower still fails to take remedial measures or the remedial measures taken do not meet the requirements of the lender, the Lender has the right to unilaterally decide to accept the loan in advance; The lender may also directly decide to accept the loan in advance without giving the sub-borrower a grace period.

3. In case of early loan collection, the Lender shall have the right to take appropriate measures in accordance with Article 14, paragraph 2 hereof.

第XIII条 The borrower has the obligation to disclose major transactions and major events to the lender

I、The Borrower shall promptly report to the Lender in writing the material transactions and material events occurring to the Borrower.

2. If the Borrower is a Group customer, the Borrower shall timely report to the lender related transactions of more than 10% of the Borrower’s net assets in accordance with relevant regulations, including but not limited to:

(1) The related relationship of the parties to the transaction;

(2) Transaction items and nature of the transaction:

(III) The amount of the transaction or the corresponding proportion;

(IV) Pricing policies (including transactions with no amount or only a nominal amount).

II、If there is a major change in the underlying conditions of the contract that was not foreseen at the time of signing the contract and is not a commercial risk, and needs to be renegotiated, the lender shall be notified promptly within three business days of the change.

Article 14 Liability for breach of Contract

1. After this Contract comes into force, both the borrower and the lender shall perform their obligations under this contract. If either party fails to perform or fails to fully perform its obligations under this contract, it shall bear the corresponding liabilities for breach of contract.

2. In the event that the Borrower fails to use the loan for the purposes agreed herein, pay the loan funds in the manner agreed herein, fails to comply with the declarations and commitments, distortion of information in the loan application documents, breach of the agreed financial indicators, occurrence of major cross-default events or other failure to perform any provision hereof, the Lender shall have the right to take one or more of the following measures:

(1) Request the borrower to correct the breach within a time limit;

(2) to stop issuing loans that are not issued under this contract and to stop paying the loan funds that are not paid under this Contract;

(3) Require the Borrower to provide additional loan issuance and payment conditions that meet the requirements of the lender or cancel the borrower’s use of the loan in the mode of “autonomous payment”;

(4) a unilateral decision to prematurity all or part of the debt;

(5) Unilaterally terminate or rescind this Contract, requiring the Borrower to pay off the principal and interest of the loan due or not due, and pay or compensate for the relevant losses;

(6) requiring the Borrower to pay the overdue penalty interest if the loan is overdue; If the borrower misappropriates the loan, demand the borrower to pay the misappropriation penalty interest; Require the borrower to pay compound interest on outstanding interest (including interest before and after maturity, misappropriation penalty and late penalty);

(7) requiring the borrower to add or replace the surety, collateral, pledge/right to pledge;

(8) To enforce or fulfil any right under any security in relation to the loan:

(9) directly deduct the salvage money from any account opened by the Borrower at the Lender and all branches and subsidiaries of Industrial Bank without judicial procedures, or entrust the account opening bank of the borrower to deduct the collection money from its account, including but not limited to the principal and interest of the loan (including principal, interest, penalty interest and compound interest), liquidated damages, damages and expenses incurred by the lender for realizing the creditor’s rights, etc.; The Borrower agrees that the lender has the right to decide the specific order of deduction and collection. If the currency of the money in the account is inconsistent with the currency of the loan, the Lender has the right to convert the money into the currency of the loan according to the middle price announced by the Lender on the day of deduction and collection: If any account stipulated in this paragraph involves financial management products or structured deposits or other products, The Lender shall have the right to directly initiate an application for redemption of the relevant products on behalf of the Lender or take other necessary measures to ensure that the Lender smoothly collects the above-mentioned funds;

(10) instituting a lawsuit, arbitration or applying to a notarial institution for issuing a certificate of execution, requiring the borrower to pay off the principal and interest of the loan, and the expenses incurred by the creditor for fulfilling the creditor’s right shall be borne by the borrower;

(11) The Lender is entitled to seize or place a lien on any movable or immovable property, tangible or intangible property of the Borrower that is under the Lender’s control and possession or to take such other measures as the Lender thinks fit;

(12) The Lender shall have the right to submit and disclose information about the borrower’s breach of trust to the People’s Bank of China and its credit investigation institutions and credit investigation systems established or approved by the Lender, or to banking associations, banking supervision institutions or other administrative/judicial/supervisory departments, as well as to information management systems established or approved by the Lender or to the news media, etc. At the same time, the lender may adopt or jointly with other banking financial institutions to reduce or stop credit granting, stop opening new settlement accounts, stop the borrower’s legal representative/borrower’s new credit cards and other joint punishment and rights protection measures for breach of trust;

(13) Other measures prescribed by laws and regulations or agreed in this contract or deemed appropriate by the Lender.

3. If the Lender fails to provide the loan on the agreed date and amount in accordance with the preconditions for withdrawal and payment of the loan funds stipulated herein, and thus causes losses to the Borrower, it shall compensate the borrower for the direct economic losses caused thereby. However, in any case, the Lender shall not be liable for any foreseeable or unforeseeable indirect losses incurred by the Borrower.

Iv. In the course of performance hereof, if the materials provided by the Borrower are untrue, inaccurate, incomplete or have other defects, the Lender shall not be held liable for any error or delay in payment of the entrusted payment by the Lender, or for any other losses incurred by the Borrower in violation of provisions hereof.

5. The Lender shall not be liable for any disputes or other losses arising from the freezing of the loan issuance account or the account of the payment object as agreed herein or for other reasons.

Vi. The Lender shall have the right to take measures in accordance with paragraph 2 of this article if the guarantor (i.e. the guarantor, mortgagor or pledgor) hereunder occurs under the following circumstances:

(1) The surety fails to perform the terms of the guarantee contract, or the credit status deteriorates, or other events occur that weaken the guarantee ability:

(2) The mortgagor fails to perform the terms of the mortgage contract, or intentionally damages the mortgaged property, or the value of the mortgaged property may or has been significantly reduced, or other events that impair the mortgage right of the lender;

(3) the pledgor fails to perform the terms of the pledge contract, or the value of the pledged property has been or may be significantly reduced, or the right of 2410312 pledged must be fulfilled before the repayment of the loan, or other events that impair the lender’s right to pledge.

Article 15 Cross breach of Contract

Under any of the following circumstances, the Borrower or the Borrower’s affiliated enterprises or the guarantor or the guarantor’s affiliated enterprises shall be deemed to be in breach of this Contract at the same time, and the Lender shall have the right to receive the loan in advance in accordance with Article 12 hereof and require the Borrower to bear the liability for breach of contract in accordance with Article 14 hereof:

(I) Any loan, financing or debt is or may be in default or is declared to be due ahead of schedule;

(II) Any guarantee or similar obligation that is not performed, or is likely to be not performed;

(c) failure to perform or breach legal documents or contracts relating to security of debt and other similar obligations, or the possibility of failure to perform or breach:

(4) There is or is about to be an inability to repay debts or borrowings/financing as they become due;

(5) has been declared or is about to be declared bankrupt through legal proceedings;

(6) transferring its assets or property to other creditors;

And (7) other circumstances that endanger the security of the principal and interest of the loan hereunder.

Article 16 Continuity of obligations

All obligations of the Borrower hereunder shall be of a continuous nature and shall be fully and equally binding on its successors, agents, receivers, assigns and other entities after merger, reorganization, change of name, etc.

第XVII条 8. Accelerated maturity clause of principal and interest

The Borrower agrees that in the event that the Borrower fails to perform the statements and commitments made in Article 11 hereof or fails to perform any of its obligations hereunder, the Lender shall have the right to determine that any other obligation of the Borrower to the Lender, including the repayment of all principal and interest (including penalty interest and compound interest) due and not yet due hereunder, shall immediately become due.

Article 18 Right of subrogation

The borrower hereby specifically affirms that, regardless of whether the lender’s claims have matured, the borrower’s claims or collateral rights relating to such claims are subject to expiration of the statute of limitations or fail to declare bankruptcy claims in a timely manner, The lender shall be entitled to exercise the right of subrogation in respect of any creditor’s right, accounts receivable and other property rights owned by the borrower against a third party, as well as collateral rights in connection with the foregoing rights, in case of default by the Borrower or the Borrower’s inability to repay the Lender the advances due to the repayment period (including but not limited to principal, interest and expenses, etc.), which affect the realization of the creditor’s right. Including but not limited to subrogation to the borrower’s counterpart to request the borrower to perform performance to the Borrower, report to the insolvency representative or take other necessary actions, the borrower waives all defenses.

Article 19 Application of law, jurisdiction and dispute resolution

1. The conclusion, effectiveness, performance, termination, interpretation and dispute resolution of this Contract shall be governed by the laws of the People’s Republic of China (for the purpose of this Contract, excluding the laws of the Hong Kong Special Administrative Region, the Macao Special Administrative Region and the Taiwan Region).

2. Any dispute arising out of this Contract shall be settled by the Borrower and the lender through friendly negotiation. If no agreement can be reached through friendly negotiation, both parties agree to settle the dispute in the following way:

(1) File a lawsuit with the people’s court at the place where the Lender has his domicile.

(ii) To apply to Xiamen Arbitration Commission for arbitration, and the arbitration rules in effect at the time of arbitration shall apply. To the extent permitted by the arbitration rules, both parties agree to adopt the summary procedure for arbitration. The arbitration award shall be final and binding upon both parties. The venue for the hearing of the arbitral tribunal shall be Xiamen.

(3) Other methods: (none)

III、During the period of dispute, the provisions of this Contract which do not involve the disputed part shall still be performed.

Article 20 Exchange of documents, correspondence and notices

I. The Borrower agrees and confirms that the following address shall be used as the notice under this Contract and relevant litigation (secondary), notarization and other legal documents (including but not limited to various notices and documents of the contracting parties) in case of disputes; The bill of complaint (or arbitration application) and evidence served by the court or arbitral tribunal, summons, notice of response to the lawsuit, notice of evidence, notice of hearing, order of payment, judgment (written decision), ruling, mediation, execution notice, notice of performance within the prescribed time limit and other litigation or arbitration proceedings, procedures for realizing the security interest and legal documents at the execution stage; All kinds of notices and legal documents served by notary agencies) service address, and further agree that the lender, notary agencies, courts and other judicial organs and other notices and legal documents have the right to choose paper or electronic service, among which, The methods of electronic service include but are not limited to email, China Trial Process Information Disclosure Network, national unified service platform, local or specialized court network service platform, electronic network platform and electronic APP of the deliverer, etc. :

(1) Address of the Borrower:

1. Borrower Name: Xiamen Pupu Culture Co., LTD

Borrower Address: Unit 836, No. 5, Mu Cuo Road, Huli District, Xiamen City

Zip code: 361000

Contact number :13606916075

Contact: Manager Chen

2. Specify the name of the collection agent (if any):

Consignee’s address:

Zip Code:

Contact number:

(2) The Borrower agrees and confirms that any of the following electronic mailing addresses is also a valid delivery address:

1. Fax reception number:

2. Email, address:

3. SMS (receiving number :13606916075

4. Wechat, wechat number:

5.QQ reception, number:

6. Other electronic mailing address:

2. The applicable period of the address of service stipulated in paragraph 1 of this article includes all stages such as the non-litigation stage, the first instance, the second instance, the retrial, the execution, the procedure of realizing the security interest, the urging procedure and the compulsory execution of notarization after the dispute enters into arbitration, the litigation procedure. If the above address of service is changed, the borrower shall notify the lender in writing in advance (during the litigation or arbitration period, it shall also notify the arbitral tribunal or the court in writing in advance, and if it has handled the compulsory execution notarization, it shall also notify the original notarial institution in writing) to re-confirm the address of service and obtain the receipt. If no notice is given in advance, the address for service shall be deemed to be unchanged and the Borrower shall bear the corresponding legal consequences. The address for service stipulated in the first paragraph of this Article shall still be deemed to be the effective address for service.

3. Any document, communication, notice and legal instrument, provided it is sent at any of the addresses specified in paragraph 1 of this Article, shall be deemed to have been served on the following dates (service to a designated collection agent shall be deemed to have been served on me):

(1) The fifth working day after the date of mailing (including speedpost, ordinary post, etc., registered post) shall be deemed to be the day of service;

(2) By fax, E-mail, SMS, wechat, QQ or any other electronic communication address, the date of sending shall be deemed as the day of service;

(3) If the service is delivered by person, the date on which it is signed by the recipient shall be deemed as the date of service. If the addressee refuses to accept the document, the sender may record the process of service by taking photos or video, and leave the document in lien, which shall also be deemed to have been served.

4. Where the address for service provided or confirmed by the Borrower is inaccurate or untrue, or the borrower fails to promptly notify the other party, the arbitration institution, the people’s court or the notary institution after the change of the address for service, resulting in no actual service, the borrower shall bear the corresponding legal consequences and shall be deemed to have been effectively served:

(1) In the event of service by post, the date on which the document is returned shall be deemed as the date of service;

(2) If the service is delivered by hand, the date on which the sender indicates the circumstances on the return certificate of service on the spot shall be the date of service:

(3) In the case of service by electronic means, the date of dispatch shall be the date of service.

5. The Lender shall take the domicile specified in the contract as the address for service. If the Lender sends a notice in the form of an announcement on its website, Internet banking, telephone banking or business outlets, the date of publication of the announcement shall be deemed as the date of service. Under no circumstances shall the Lender be liable for any errors, omissions or delays in transmission by post, fax, telephone or any other communication system.

6. The Parties agree that the official seals of the company, office seals, special seals for finance, special seals for contracts, special seals for receipt and delivery and special seals for credit business of the Lender shall be valid seals for notification or communication, service of legal documents and correspondence between the parties. All staff members of the Borrower’s unit shall be authorized to sign and receive documents, communications and notices.

7. This Treaty shall be defined as an independent clause in the contract and shall not be affected by the validity of this Contract and other clauses hereof.

Article 21 Validity of the Contract and other matters

1. This Contract shall come into force upon being signed, sealed or finger-stamped by both parties.

2. During the term of validity hereof, any tolerance, grace or delay granted by the Lender to the Borrower or the guarantor shall not prejudice, affect or limit all rights and interests which the Lender shall enjoy under the relevant laws and this Contract, and shall not be deemed as a waiver of the Lender’s rights and interests hereunder. Nor shall it affect any obligations of the Borrower under this Contract.

3. In the event that the Lender’s performance of loan obligations as agreed herein fails to meet the requirements of laws, regulations or regulatory policies due to changes in national laws, regulations or regulatory policies, the Lender shall have the right to unilaterally terminate the Contract and declare all loans issued to be due ahead of schedule, and the Borrower shall repay the loans immediately as required by the Lender. If the Lender fails to perform the loan or fails to perform the loan as agreed herein due to such reasons, the Lender shall not bear any legal liability.

4. If the Lender fails to issue the loan or process the payment on time due to force majeure, communication or network failure, the Lender’s system failure, etc., the Lender shall not bear any responsibility, but shall promptly notify the Borrower.

5. The Lender shall have the right to authorize or entrust other branches of Industrial Bank to perform the rights and obligations hereunder (including but not limited to authorizing or entrusting other branches of Industrial Bank to sign relevant contracts, etc.) in accordance with the needs of operation and management, or assign the loans hereunder to other branches of Industrial Bank to undertake management, and the Borrower shall acknowledge such authorization. The Lender does not need to obtain the consent of the borrower for the above-mentioned acts.

6. The Borrower agrees that the Lender has the right to unilaterally reduce or cancel the unused loan amount hereof based on factors such as the Borrower’s production and operation conditions, repayment conditions and credit performance of other financial institutions. If the Lender decides to reduce or cancel the loan amount, it shall notify the Borrower five working days in advance, but it is not necessary to obtain the consent of the borrower.

7. If at any time any provision of this Contract is or becomes illegal, invalid or unenforceable in any respect, the legality, validity or enforceability of the other provisions of this Contract shall not be affected or impaired in any way.

8. The Lender has asked the Borrower to pay special attention to the content of “Important Notice for Signing” of the Contract, the Borrower has carefully read and fully, fully and accurately understood all clauses of the rights and obligations of both parties and the “Important Notice for Signing” of the contract, and the Lender has fully explained and explained relevant clauses and rules for handling personal information at the request of the applicant. Both parties have the same understanding of the terms hereof and have no objection to the contents hereof.

9. The subheadings in this Contract are added for convenience only and shall not be used for the interpretation of this Contract or any other purpose.

10. The annex is an integral part of this contract and has the same legal effect as the body of this Contract.

11. This contract is made in triplicate, with two held by the lender and one held by the borrower. Both originals have the same legal effect.

Article 22 Notarization and voluntary acceptance for compulsory execution

1. If either party to this Contract requests notarization, the other party agrees to notarize the contract in a notary office prescribed by the State as requested by the other party.

2. If the contract for compulsory execution of notarization is enforceable, and the borrower fails to perform or improperly performs the debt, or the lender realizes the creditor’s rights as stipulated by laws and regulations, the borrower agrees that the lender shall apply to the notary agency for the issuance of an execution certificate with enforceable effect. The Borrower voluntarily accepts the compulsory execution measures directly applied by the lender to the people’s court having jurisdiction with the execution certificate, knows the corresponding legal consequences, and undertakes not to raise any objection or defense.

Iii. The Parties agree that before the notarial institution issues the execution certificate, it shall have the right to verify the Borrower’s non-performance or improper performance of the debt and other related breach facts by one or more means such as mailing, telephone, fax, email, SMS, wechat, 0Q, personal service and interview in accordance with the terms of “Exchange of Documents, correspondence and notice” as agreed herein. In case of verification by telephone or interview, the interview or interview shall be deemed to have been delivered upon completion; If it is verified by mail, fax, email, SMS, wechat, QQ, personal delivery, etc., the “Document exchange, communication and notice” provisions of this Contract shall be implemented on the date of delivery.

IV、If the borrower has any objection to the fact of breach verified in the above paragraph, it shall, within five working days from the date of service, provide written evidence and sufficient evidence to the notary office. If the borrower fails to provide evidence on time or the notary office considers that the evidence is insufficient to support its claim, it shall be deemed that the borrower has confirmed the default facts such as non-performance or improper performance of the debt, and agrees that the notary office will issue the supplementary provisions of Article 23 of the execution certificate according to the application of the lender

The lender (unit seal) : responsible person or owner (signature) : December 27, 2023
Borrower (official seal): Legal representative or owner (signature/fingerprint): December 27, 2023